Exhibit 99.1

Rigel Restructures to Focus on Fostamatinib Commercialization

Hires Eldon Mayer as first Chief Commercial Officer, Founder Donald Payan Retires

SOUTH SAN FRANCISCO, Calif., September 15, 2016 — Rigel Pharmaceuticals (Nasdaq: RIGL) today announced plans to build a commercial organization to support the potential launch of fostamatinib, its oral SYK inhibitor, for the treatment of chronic immune thrombocytopenia (ITP). The company recently reported that fostamatinib met the primary endpoint in the first of two identical Phase 3 studies in chronic ITP (see: http://ir.rigel.com/phoenix.zhtml?c=120936&p=irol-newsArticle&ID=2198145). Results of the second Phase 3 clinical study are expected in late October or early November.

Rigel has reduced its workforce by 38%, resulting in the elimination of 46 positions, mostly in the research area. A smaller research department will continue Rigel’s mission to identify and develop novel small molecule therapeutics and will maintain active programs in immunology and oncology. This reduction and refocus is expected to provide approximately $17-20 million in savings annually going forward. Rigel is still assessing the full charges associated with this measure including approximately $5.7 million in cash-related restructuring expenses, which are expected to be recorded predominantly in the third quarter of 2016.

In addition, Donald G. Payan, M.D, a Rigel co-founder, has retired from the board of directors and from his position as executive vice president and president of discovery and research. “Don has been instrumental in creating and maintaining a prolific discovery pipeline throughout Rigel’s history, and we are grateful for all of his expertise and contributions that have led us to this important stage,” said Raul Rodriguez, president and chief executive officer of Rigel.  “We would also like to thank the employees who will no longer be at Rigel for their contributions and we wish them the best in their future endeavors,” he added.

Rigel also announced that Eldon C. Mayer III will be joining Rigel as executive vice president and chief commercial officer (CCO) to lead the launch of fostamatinib, including the establishment and management of a commercial organization.  Most recently, Mr. Mayer successfully led Questcor Pharmaceuticals’ commercial strategy and functions, which included a product launch into multiple indications and physician audiences that resulted in considerable increases in Questcor’s sales revenue during his tenure. His prior experience included various commercial management roles for Connetics Corporation, Chiron Corporation, Alza Corporation and Schering-Plough.

“We have reached an important threshold with fostamatinib where we need the capabilities of an experienced CCO to take fostamatinib into its next phase, “ said Raul Rodriguez, president and chief executive officer of Rigel. “Eldon is a proven leader whose expertise and prior success will be integral to maximizing the potential commercial opportunity for the product.  We are looking forward to having Eldon join Rigel, and accelerating the process toward becoming a commercial enterprise,” he added.

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage biotechnology company dedicated to the discovery and development of novel, targeted drugs in the therapeutic areas of immunology, oncology and immuno-oncology. Rigel’s pioneering research focuses on signaling pathways that are critical to disease mechanisms. The company’s current clinical programs include fostamatinib, an oral spleen tyrosine kinase (SYK) inhibitor, which is in Phase 3 clinical trials for immune thrombocytopenia (ITP).  Rigel reported data from the first of two Phase 3 trials in August 2016; the second Phase 3 trial results are expected in late October or early November 2016. The investigation of fostamatinib also includes a Phase 2 clinical trial for autoimmune hemolytic anemia (AIHA) and a Phase 2 clinical trial for IgA nephropathy (IgAN).  In addition, Rigel has two oncology product candidates in Phase 1 development with partners BerGenBio AS and Daiichi Sankyo.

This press release contains “forward-looking” statements, including, without limitation, statements related to the timing of the results of Rigel’s second Phase 3 trial for the treatment of ITP, expected cost savings associated with Rigel’s reduction in force and refocus, and the timing of any such savings, Rigel’s plans to become a commercial organization, and Rigel’s clinical development plans. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “planned,” “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements.  These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the six months ended June 30, 2016. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Raul Rodriguez

Phone: 650.624.1302

Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Rivily, Inc.

Phone: 650.430.3777

Email: susan@rivily.com